Exhibit 6.4

HOMEUNION HOLDINGS, INC.

2013 STOCK INCENTIVE PLAN

This 2013 Stock Incentive Plan (the “Plan”) is hereby established by HomeUnion Holdings, Inc., a Delaware corporation (the “Company”), and adopted by its Board of Directors as of September 12, 2013 (the “Effective Date”).

Article 1.

PURPOSES OF THE PLAN

1.1         Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers and directors (including non-employee officers and directors), and consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

Article 2.

DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated:

2.1         Administrator. “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

2.2         Affiliated Company. “Affiliated Company” means any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively.

2.3         Award. “Award” means any Option, Restricted Stock or Stock Appreciation Right granted to a Participant under the Plan.

2.4         Award Agreement. “Award Agreement” means any Option Agreement, Restricted Stock Purchase Agreement or Stock Appreciation Rights Agreement entered into between the Company and a Participant under the Plan.

2.5         Base Value. “Base Value” shall have the meaning set forth in Section 7.3 hereof.

2.6         Board. “Board” means the Board of Directors of the Company.

2.7         Cause. “Cause” shall, unless otherwise defined in a Participant’s written employment agreement or Award Agreement, mean: (a) the commission of any act of fraud, embezzlement or dishonesty by Participant which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (b) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (c) the refusal or omission by the Participant to perform any duties required of him if such duties are consistent with duties customary for the position held with the Company, the acquiring or successor entity (or parent or any subsidiary thereof), (d) any act or omission by the Participant involving malfeasance or gross negligence in the performance of Participant’s duties to, or deviation from any of the policies or directives of, the Company or the acquiring or successor entity (or parent or any subsidiary thereof), (e) conduct on the part of Participant which constitutes the breach of any statutory or common law duty of loyalty to the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or (f) any illegal act by Participant which adversely affects the business of the Company, the acquiring or successor entity (or parent or any subsidiary thereof), or any felony committed by Participant, as evidenced by conviction thereof

2.8         Change in Control. “Change in Control” means the occurrence of any of the following:

(a)         The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company, provided, however if a person or group is considered to own securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the securities of the Company and such person or group acquires additional securities of the Company, the acquisition of additional securities by such person or group shall not be considered to cause a Change in Control of the Company;

(b)         The consummation of a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(c)         A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

(d)         The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

2.9         Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and applicable Treasury Regulations and administrative guidance promulgated thereunder.

2.10       Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan pursuant to Section 8.1 hereof.

2.11       Common Stock. “Common Stock” means the Common Stock of the Company.

2.12       Company. “Company” shall have the meaning set forth in the preamble to this Plan.

2.13       Consultant. “Consultant” means any consultant or advisor if: (a) the consultant or advisor renders bona fide services to the Company or any Affiliated Company; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person who has contracted directly with the Company or any Affiliated Company to render such services.

2.14       Continuous Service. Unless otherwise provided in an Award Agreement, the terms of which may be different from the following, “Continuous Service” means (a) Participant’s employment by either the Company or any Affiliated Company, or by successor entity following a Change in Control, which is uninterrupted except for vacations, illness (not including permanent Disability), or leaves of absence which are approved in writing by the Company or any of such other employer entities, as applicable, (b) service as a member of the Board until the Participant resigns, is removed from office, or Participant’s term of office expires and he or she is not reelected, or (c) so long as the Participant is engaged as a Consultant or other Service Provider.

2.15       Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

2.16       Effective Date. “Effective Date” shall have the meaning set forth in the preamble to this Plan.

2.17       Established Securities Market. “Established Securities Market” means either: (a) a securities exchange registered with the Securities and Exchange Commission under Section 6 of the Exchange Act; (b) a foreign national securities exchange officially recognized, sanctioned or supervised by governmental authority; or (c) an OTC Market.

2.18       Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

2.19       Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable upon exercise of an Option.

2.20       Fair Market Value. “Fair Market Value” on any given date means the value of a share of Common Stock, determined as follows:

(a)         If the Common Stock is then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Administrator through the application of a valuation method permitted under Treasury Regulation Section 1.409A-1(b)(5)(iv)(A); and

(b)         If the Common Stock is not then readily tradable on an Established Securities Market, the Fair Market Value shall be determined by the Administrator in good faith through the reasonable application of a reasonable valuation method in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), which determination shall be conclusive and binding on all interested parties.

2.21       FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc.

2.22       Incentive Option. “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

2.23       New Incentives. “New Incentives” shall have the meaning set forth in Section 9.1(a) hereof.

2.24       Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including without limitation, for failure to meet the requirements applicable to 10% Stockholders or because the annual limit described in Section 5.6 hereof is exceeded, it shall to that extent constitute a Nonqualified Option.

2.25       Option. “Option” means any option to purchase Common Stock granted pursuant to Article 5 hereof.

2.26       Option Agreement. “Option Agreement” means the written agreement entered into between the Company and an Optionee with respect to an Option granted under the Plan.

2.27       Optionee. “Optionee” means a Participant who holds an Option.

2.28       OTC Market. “OTC Market” means an over-the-counter market reflected by the existence of an interdealer quotation system.

2.29       Participant. “Participant” means an individual that holds an Option, Restricted Stock or Stock Appreciation Right granted pursuant to the Plan.

2.30       Performance Criteria. “Performance Criteria” means one or more of the following as established by the Administrator, which may be stated as a target percentage or dollar amount, a percentage increase over a base period percentage or dollar amount or the occurrence of a specific event or events:

(a)         Revenue;

(b)         Gross profit;

(c)         Operating income;

(d)         Pre-tax income;

(e)         Earnings before interest, taxes, depreciation and amortization (“EBITDA”);

(f)          Earnings per common share on a fully diluted basis (“EPS”);

(g)         Consolidated net income of the Company divided by the average consolidated common stockholders equity (“ROE”);

(h)         Cash and cash equivalents derived from either (i) net cash flow from operations, or (ii) net cash flow from operations, financings and investing activities (“Cash Flow”);

(i)         Adjusted operating cash flow return on income;

(j)         Cost containment or reduction;

(k)        The percentage increase in the market price of the Company’s common stock over a stated period; and

(l)         Individual business objectives.

2.31       Plan. “Plan” means this 2012 Stock Incentive Plan of the Company.

2.32       Publicly Held. “Publicly Held” means, with respect to the Company, any point in time in which any class of common equity securities of the Company are required to be registered under Section 12 of the Exchange Act.

2.33       Purchase Price. “Purchase Price” means the purchase price payable to purchase a share of Restricted Stock.

2.34       Repurchase Rights. “Repurchase Rights” means the right of the Company to repurchase shares of Common Stock issued pursuant to an Award granted under the Plan.

2.35       Restricted Stock. “Restricted Stock” means shares of Common Stock issued pursuant the Plan, subject to any restrictions and conditions as are established pursuant to Article 6.

2.36       Restricted Stock Purchase Agreement. “Restricted Stock Purchase Agreement” means the written agreement entered into between the Company and a Participant with respect to the purchase of Restricted Stock under the Plan.

2.37       Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

2.38       Service Provider. “Service Provider” means a Consultant or other natural person the Administrator authorizes to become a Participant in the Plan and who provides services to: (a) the Company; (b) an Affiliated Company; or (c) any other business venture designated by the Administrator in which the Company (or any entity that is a successor to the Company) or an Affiliated Company has a significant ownership interest.

2.39       Stock Appreciation Right. “Stock Appreciation Right” means a contractual right granted to a Participant pursuant to Article 7 hereof, the exercise or settlement of which entitles the Participant to receive shares of Common Stock, cash, or a combination of Common Stock and cash, equal to the difference between the Base Value per share of the Stock Appreciation Right and the Fair Market Value of a share of Common Stock on the date of exercise or settlement, multiplied by the number of shares subject to the Stock Appreciation Right at such time, and subject to such conditions set forth in this Plan and the applicable Stock Appreciation Right Agreement.

2.40       Stock Appreciation Rights Agreement. “Stock Appreciation Rights Agreement” means the written agreement entered into between the Company and a Participant with respect to a Stock Appreciation Right granted under the Plan.

2.41       10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company measured as of an Incentive Option’s date of grant.

2.42       Treasury Regulations. “Treasury Regulations” shall mean the regulations of the United States Treasury Department promulgated under the Code.

Article 3.

ELIGIBILITY

3.1         Incentive Options. Only employees of the Company or of an Affiliated Company (including officers of the Company and members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

3.2         Nonqualified Options, Restricted Stock and Stock Appreciation Rights. Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Restricted Stock or Stock Appreciation Rights under the Plan.

3.3         Section 162(m) Limitation. On and after such time, if any, that the Company is Publicly Held, no employee of the Company or of an Affiliated Company shall be eligible to be granted Options or Stock Appreciation Rights covering more than 1,000,000 shares of Common Stock during any calendar year; provided, however, the preceding limitation shall not apply until the earliest time required for compensation attributable to Options or Stock Appreciations granted under the Plan to be exempt from the deduction limitation of Section 162(m) of the Code.

Article 4.

PLAN SHARES

4.1         Shares Subject to the Plan. As of the Effective Date, there are 2,100,572 total shares of Common Stock available for issuance under the Plan. For purposes of this Section 4.1, in the event that (a) all or any portion of any Award granted or offered under the Plan can no longer under any circumstances be exercised or (b) any shares of Common Stock are reacquired by the Company which were initially the subject of an Award Agreement, the shares of Common Stock allocable to the unexercised portion of such Award, or the shares so reacquired, shall again be available for grant or issuance under the Plan. The maximum number of shares of Common Stock that may be issued under the Plan as Incentive Options shall be 2,100,572 shares, subject to adjustment as to the number and kind of shares pursuant to Section 4.2.

4.2         Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be automatically made to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the Exercise Price or Purchase Price per share subject to outstanding Award Agreements, and the limits on the number of shares under Sections 3.3 and 4.1 hereof, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

Article 5.

OPTIONS

5.1         Option Agreement. Each Option granted pursuant to this Plan shall be evidenced by an Option Agreement that shall specify the number of shares subject thereto, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, an Option Agreement shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option is granted. Each Option Agreement shall be in such form and contain such additional terms and conditions as the Administrator shall, from time to time, deem desirable, including without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to an Option Agreement. Each Option Agreement may be different from each other Option Agreement.

5.2         Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, provided that (a) the Exercise Price shall not be less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted, and (b) in the case of an Incentive Option granted to a 10% Stockholder, the Exercise Price shall not be less than 110% of the Fair Market Value per share of Common Stock on the date the Incentive Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424 of the Code, as applicable.

5.3         Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any restrictions under applicable law, by:

(a)         check or cash;

(b)         surrender of shares of Common Stock acquired pursuant to the exercise of an Option, which surrendered shares shall be valued at Fair Market Value as of the date of such exercise;

(c)         delivery of a promissory note in a form and with such recourse, interest, security and other provisions as the Administrator determines to be appropriate (subject to applicable law);

(d)         cancellation of indebtedness of the Company to the Optionee;

(e)         waiver of compensation due or accrued to the Optionee for services rendered;

(f)          provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company;

(g)         provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company;

(h)         a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock to be issued upon exercise by the number of shares of Common Stock having an aggregate Fair Market Value as of the date of exercise equal to the total Exercise Price. The shares of Common Stock used to pay the Exercise Price under this “net exercise” provision shall be considered to have resulted from the exercise of this Option, and accordingly, this Option will not again be exercisable with respect to such shares of Common Stock, as well as any shares of Common Stock actually delivered to Optionee; or

(i)         any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law.

5.4         Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

5.5         Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation, the achievement of specified performance goals or objectives, as shall be determined by the Administrator. Notwithstanding the foregoing, each Option granted to an employee of the Company or Affiliated Company shall provide that the employee shall have the right to exercise the vested portion of any Option held at the termination of the employee’s Continuous Service for at least thirty (30) days following termination of the employee’s Continuous Service for any reason other than Cause and that the employee (or employee’s designee) shall have the right to exercise the Option for at least six (6) months if such termination of employee’s Continuous Service is due to the death or Disability of the employee.

5.6         Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, if the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company becomes exercisable for the first time by an Optionee during any calendar year exceeds $100,000, such excess shall be a Nonqualified Option.

5.7         Nontransferability of Options. Except as otherwise provided by the Administrator in an Option Agreement and as permissible under applicable law, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and during the life of the Optionee shall be exercisable only by such Optionee. Notwithstanding the forgoing, the Administrator may grant Nonqualified Options that may be transferred to a revocable trust or as otherwise permitted under Rule 701 of the Securities Act.

5.8         Rights as Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and shares purchased upon such exercise have been issued to such person.

5.9         Unvested Shares. The Administrator shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.

5.10       Company’s Repurchase Right. In the event of a termination of an Optionee’s Continuous Service for any reason whatsoever (including death or Disability), the Option Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise of an Option at any time, on such terms as may be provided in the Option Agreement. The repurchase price for shares repurchased by the Company shall be as set forth in the document evidencing the Repurchase Right, subject to the following requirements:

(a)         In the case of vested shares, the repurchase price shall be equal to the Fair Market Value per share of Common Stock as of the date of termination of Optionee’s Continuous Service; and

(b)         In the case of unvested shares, the repurchase price may be equal to one of the following: (i) the Fair Market Value per share of Common Stock as of the date of termination of Optionee’s Continuous Service, (ii) the Exercise Price paid per share, or (iii) the lesser of (A) the Exercise Price paid per share, or (B) the Fair Market Value per share of Common Stock as of the date of termination of Optionee’s Continuous Service.

The terms upon which the Company’s Repurchase Right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such Repurchase Right.

5.11      Compliance with Code Section 409A. Notwithstanding anything in this Article 5 to the contrary, all Options are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

Article 6.

RESTRICTED STOCK

6.1         Issuance and Sale of Restricted Stock. The Administrator shall have the authority to grant Restricted Stock under this Plan, subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified Performance Criteria or objectives.

6.2         Restricted Stock Purchase Agreements. A Participant shall have no rights with respect to the shares of Restricted Stock covered by a Restricted Stock Purchase Agreement until the Participant has executed and delivered to the Company the Restricted Stock Purchase Agreement. Each Restricted Stock Purchase Agreement shall be in such form, and such other terms, conditions and restrictions of the Restricted Stock, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each Restricted Stock Purchase Agreement may be different from each other Restricted Stock Purchase Agreement.

6.3         Rights as a Stockholder. Upon complying with the provisions of Section 6.2 hereof, a Participant shall have the rights of a stockholder with respect to the Restricted Stock purchased pursuant to a Restricted Stock Purchase Agreement, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in such Restricted Stock Purchase Agreement. Unless the Administrator shall determine otherwise, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares have vested in accordance with the terms of the Restricted Stock Purchase Agreement.

6.4         Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Restricted Stock Purchase Agreement.

6.5         Company’s Repurchase Right. In the event of a termination of a Participant’s Continuous Service with the Company for any reason whatsoever (including death or Disability), the Restricted Stock Purchase Agreement may provide, in the discretion of the Administrator, that the Company shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to a Restricted Stock Purchase Agreement, on such terms as may be provided in the Restricted Stock Purchase Agreement. The repurchase price for shares repurchased by the Company shall be as set forth in the document evidencing the Repurchase Right, subject to the following requirements:

(a)         In the case of vested shares, the repurchase price shall be equal to the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service; and

(b)         In the case of unvested shares, the repurchase price may be equal to one of the following: (i) the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service, (ii) the original Purchase Price paid per share, if any, or (iii) the lesser of (A) the original Purchase Price paid per share, if any, or (B) the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service.

The terms upon which such Repurchase Right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such Repurchase Right.

6.6         Vesting of Restricted Stock. The Restricted Stock Purchase Agreement shall specify the date or dates, the Performance Criteria or objectives which must be achieved, and any other conditions on which the Restricted Stock may vest.

6.7         Compliance with Code Section 409A. Notwithstanding anything in this Article 6 to the contrary, all Restricted Stock Awards are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

Article 7.

STOCK APPRECIATION RIGHTS

7.1         Grant of Stock Appreciation Rights. The Administrator shall have the authority to grant Stock Appreciation Rights subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant, or that provides for the automatic settlement of the right upon a specified date or event, for shares of Common Stock, cash or a combination of Common Stock and cash.

7.2         Stock Appreciation Rights Agreements. Each Stock Appreciation Right granted pursuant to this Plan shall be evidenced by a Stock Appreciation Rights Agreement, which shall specify the number of shares subject thereto, vesting provisions relating to such Stock Appreciation Right, the Base Value per share, and whether the Stock Appreciation Right shall be exercisable or subject to settlement for shares of Common Stock, cash or a combination of Common Stock and cash. As soon as is practicable following the grant of a Stock Appreciation Right, a Stock Appreciation Rights Agreement shall be duly executed and delivered by or on behalf of the Company to the Participant to whom such Stock Appreciation Right was granted. Each Stock Appreciation Rights Agreement shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable, including without limitation, the imposition of any rights of first refusal and resale obligations upon any shares of Common Stock acquired pursuant to a Stock Appreciation Right. Each Stock Appreciation Rights Agreement may be different from each other Stock Appreciation Rights Agreement.

7.3         Base Value. The Base Value per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator, except that the Base Value of a Stock Appreciation Right shall not be less than 100% of Fair Market Value of the Common Stock on the date the Stock Appreciation Right is granted.

7.4         Term and Termination of Stock Appreciation Rights. The term and provisions for termination of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right may be exercisable or subject to settlement more than ten (10) years after the date it is granted.

7.5         Vesting and Exercise of Stock Appreciation Rights. Each Stock Appreciation Right shall vest, and become exercisable or subject to settlement, in one or more installments at such time or times and shall be subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more performance criteria, as shall be determined by the Administrator. Notwithstanding the foregoing, each Stock Appreciation Right granted to an employee of the Company or Affiliated Company, on a basis that allows the right to be exercised by the employee, shall provide that the employee shall have the right to exercise the vested portion of such right held at the termination of the employee’s Continuous Service for at least thirty (30) days following termination of the employee’s Continuous Service for any reason other than Cause and that the employee (or employee’s designee) shall have the right to exercise the Stock Appreciation Right for at least six (6) months if such termination of the employee’s Continuous Service is due to the death or Disability of the employee.

7.6         Payment of Appreciation. A Stock Appreciation Right will entitle the Participant, upon exercise or settlement of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or settlement of the Stock Appreciation Right over the Base Value of such Stock Appreciation Right, by (b) the number of shares as to which such Stock Appreciation Right is exercised or settled. Upon exercise or settlement, payment of the appreciation determined under the preceding formula shall be made in shares of Common Stock, cash, or a combination of both shares and cash, as set forth in the Stock Appreciation Rights Agreement in the discretion of the Administrator. To the extent that payment is made in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise or settlement. Payment in respect thereof will be made no later than thirty (30) days after such exercise, provided that such payment will be made in a manner such that no amount of compensation will be treated as deferred under Treasury Regulation Section 1.409A-1(b)(5)(i)(D).

7.7         Nontransferability of Stock Appreciation Rights. Except as otherwise provided by the Administrator in an Stock Appreciation Rights Agreement and as permissible under applicable law, no Stock Appreciation Right shall be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order, and during the life of the Participant shall be exercisable only by such Participant. Notwithstanding the forgoing, the Administrator may grant Stock Appreciation Rights that may be transferred to a revocable trust or as otherwise permitted under Rule 701 of the Securities Act.

7.8         Rights as a Stockholder. A Participant shall have no rights or privileges as a stockholder with respect to any shares covered by a Stock Appreciation Right until such Stock Appreciation Right has been duly exercised or settled and certificates representing shares issued upon such exercise or settlement have been issued to such person.

7.9         Unvested Shares. The Administrator shall have the discretion to grant Stock Appreciation Rights that may be exercised or settled for unvested shares of Common Stock on such terms and conditions as the Administrator shall determine from time to time.

7.10       Company’s Repurchase Right. In the event of a termination of a Participant’s Continuous Service for any reason whatsoever (including death or Disability), the Stock Appreciation Rights Agreement may provide, in the discretion of the Administrator, that the Company, or its assignee, shall have the right, exercisable at the discretion of the Administrator, to repurchase shares of Common Stock acquired pursuant to the exercise or settlement of a Stock Appreciation Right at any time, on such terms as may be provided in the Stock Appreciation Right Agreement. The repurchase price for shares repurchased by the Company shall be equal to the Fair Market Value per share of Common Stock as of the date of termination of Participant’s Continuous Service. The terms upon which such Repurchase Right shall be exercisable (including but not limited to the period and procedure for exercise and the timing and method of payment for the purchased shares) shall be established by the Administrator and set forth in the document evidencing such Repurchase Right.

7.11       Compliance with Code Section 409A. Notwithstanding anything in this Article 7 to the contrary, all Stock Appreciation Rights Awards are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.

Article 8.

ADMINISTRATION OF THE PLAN

8.1         Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a Committee of the Board. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act.

8.2         Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by applicable law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which Awards shall be granted, the number of shares of Common Stock to be represented by each Option or Stock Appreciation Rights Agreement and the number of shares of Common Stock to be subject to each Restricted Stock Purchase Agreement, and the consideration to be received by the Company upon the exercise of such Options or Stock Appreciation Right or sale of Restricted Stock; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any Repurchase Rights of the Company with respect to any Award; (h) to extend the exercise date of any Option or Stock Appreciation Right (but not beyond the original expiration date); (i) to provide for rights of first refusal and/or Repurchase Rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.

8.3         Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Article 8 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to Article 8 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Article 8 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.

8.4         Limitation on Liability. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by applicable law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

Article 9.

CHANGE IN CONTROL

9.1         Chance in Control. In order to preserve a Participant’s rights with respect to any outstanding Awards in the event of a Change in Control of the Company:

(a)         Vesting of all outstanding Options, Restricted Stock and Stock Appreciation Rights shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control unless the Options, Restricted Stock and Stock Appreciation Rights are to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) or new options, new restricted stock or new stock appreciation rights under a new stock incentive program (“New Incentives”) of comparable value are to be issued in exchange therefor, as provided in subsection (b) below.

(b)         Vesting of outstanding Options, Restricted Stock and Stock Appreciation Rights shall not accelerate if and to the extent that: (i) the Options, Restricted Stock, and Stock Appreciation Rights (including the unvested portions thereof) are to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) pursuant to the terms of the Change in Control transaction, or (ii) the Options, Restricted Stock, and Stock Appreciation Rights (including the unvested portions thereof) are to be replaced by the acquiring or successor entity (or parent or subsidiary thereof) with New Incentives of comparable value containing such terms and provisions as the Administrator in its discretion may consider equitable. If outstanding Options, Restricted Stock or Stock Appreciation Rights are assumed, or if New Incentives of comparable value are issued in exchange therefor, then each such Option, Restricted Stock, Stock Appreciation Right or New Incentive shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Participant, as the case may be, would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Stock Appreciation Right or vesting of the Restricted Stock had the Option or Stock Appreciation Right been exercised immediately prior to the Change in Control or with respect to Restricted Stock, vested immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of each such Option or new option and the aggregate Base Value of each such Stock Appreciation Right or new stock appreciation right shall remain the same as nearly as practicable.

(c)         If any Option, Restricted Stock or Stock Appreciation Right is assumed by an acquiring or successor entity (or parent or subsidiary thereof) or a New Incentive of comparable value is issued in exchange therefor pursuant to the terms of a Change in Control transaction, then if so provided in the Option Agreement, Restricted Stock Agreement or Stock Appreciation Rights Agreement, the vesting of the Option, Restricted Stock, Stock Appreciation Right, or the New Incentive shall accelerate if and at such time as the Participant’s service as an employee, director, officer, Consultant or other Service Provider to the acquiring or successor entity (or a parent or subsidiary thereof) is terminated involuntarily or voluntarily under certain circumstances within a specified period following consummation of the Change in Control, pursuant to such terms and conditions as shall be set forth in the Option Agreement, Restricted Stock Agreement, or Stock Appreciation Rights Agreement.

(d)         If vesting of outstanding Options, Restricted Stock or Stock Appreciation Rights will accelerate pursuant to subsection (a) above, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each such Option, Restricted Stock or Stock Appreciation Right for an amount of cash or other property having a value equal to the difference (or “spread”) between: (i) the value of the cash or other property that the Participant would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option or Stock Appreciation Right had such Option or Stock Appreciation Right been exercised immediately prior to the Change in Control, and (ii) the Exercise Price of the Option or Stock Appreciation Right; and in the case of Restricted Stock, for the fair market value thereof at time of Change in Control.

(e)         Notwithstanding Sections 9.1(a)-(d) above, the Administrator shall have the discretion to provide in each Option Agreement, Restricted Stock Agreement, or Stock Appreciation Rights Agreement other terms and conditions that relate to (i) vesting of the Option, Restricted Stock, or Stock Appreciation Right in the event of a Change in Control, and (ii) assumption of such Option, Restricted Stock or Stock Appreciation Right or issuance of comparable securities or New Incentives in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Agreement, Restricted Stock Agreement or Stock Appreciation Rights Agreement, and may be different from and have precedence over the provisions set forth in Sections 9.1(a) - 9.1(d) above.

(f)         If outstanding Options, Restricted Stock or Stock Appreciation Rights will not be assumed by the acquiring or successor entity (or parent or subsidiary thereof), the Administrator shall cause written notice of a proposed Change in Control transaction to be given to Participants not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

Article 10.

AMENDMENT AND TERMINATION OF THE PLAN

10.1       Amendments. The Board may from time to time alter, amend, suspend or terminate the Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall (i) substantially affect or impair the rights of any Participant under an outstanding Award Agreement without such Participant’s consent, or (ii) cause this Plan, or any Award granted pursuant to it, to violate Code Section 409A. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options that give Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Award granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to a Participant pursuant to such terms and conditions.

10.2       Plan Termination. Unless the Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Awards may be granted under the Plan thereafter, but Award Agreements then outstanding shall continue in effect in accordance with their respective terms.

Article 11.

TAXES

11.1       Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options or Stock Appreciation Rights exercised or shares of Restricted Stock issued under this Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or Stock Appreciation Right or lapse of restrictions on shares of Restricted Stock or (b) delivering to the Company shares of Common Stock owned by the Participant; provided, however, the amount withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, as applicable. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

Article 12.

MISCELLANEOUS

12.1       Benefits Not Alienable. Other than as provided above, benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

12.2       No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to limit the right of the Company or any Affiliated Company to discharge any Participant at any time.

12.3       Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements and Restricted Stock Purchase Agreements, except as otherwise provided herein, will be used for general corporate purposes.

12.4       Financial Reports. To the extent required by Rule 701(e) of the Securities Act, the Company shall provide, at least annually, summary financial information relating to the Company’s financial condition and results of operations to each Participant who holds one or more Awards or shares of Common Stock issued pursuant to the Plan.

12.5       Stockholder Approval. The Company shall obtain stockholder approval of the Plan within twelve (12) months before or after the adoption of the Plan by the Board of Directors.

STOCK OPTION AGREEMENT

The Board of Directors of Homeunion Holdings, Inc., a Delaware corporation (the “Company”), has approved a grant to __________________, an individual (the “Optionee”), of an option (the “Option”) to purchase shares of Common Stock of the Company, $0.0001 par value per share (the “Shares”), pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”) and this Stock Option Agreement (the “Option Agreement”), as follows:

Grant Date	BOD approval

Total Number of Shares	xx Shares

Exercise Price Per Share	$0.xx per Share.

Type of Option (check one)	[ ] Incentive Option [ ] Nonqualified Option

Vesting Commencement Date	Hire date

Vesting Schedule	20% will vest on each anniversary of the Vesting Commencement Date.

Term of Option	The Option will expire ten (10) years from the Grant Date[1], unless terminated earlier as provided in the Option Agreement.

By their signatures below, the Company and the Optionee agree that the Option is subject to this Option Agreement, including the Additional Terms and Conditions (the “Terms”) attached hereto and incorporated herein as part of this Option Agreement, and the provisions of the Plan. In the event there is a conflict or inconsistency between any provision in this Option Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used in this Option Agreement that are not otherwise defined herein shall have the same meanings as defined in the Plan. The Optionee acknowledges receipt of copies of both this Option Agreement (including the Terms) and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

OPTIONEE	COMPANY

xxxx	HomeUnion Holdings, Inc.

By:
Signature
Don Ganguly, Chief Executive Officer

Date	Address:	2010 Main Street, Ste. 250
Irvine, CA 92614

Address

1 If Optionee is a 10% Stockholder (as defined in the Plan) as of the Grant Date, and the Option is an Incentive Option, the Option will expire five (5) years from the Grant Date, unless terminated earlier as provided in the Option Agreement.

Attachments: Additional Terms and Conditions; Notice of Exercise of Stock Option and Investment Representations; HomeUnion Holdings, Inc., 2013 Stock Incentive Plan.

Additional Terms and Conditions

The terms and conditions set forth below constitute part of the Stock Option Agreement to which they are attached, and references herein to the “Option Agreement” include both documents as one agreement.

1.           Grant of Option. The Company has granted to the Optionee an Option to purchase all or any portion of the number of Shares at the exercise price per share (the “Exercise Price”) stated on the first page of this Option Agreement. If the box marked “Incentive Option” on the first page hereof is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of l986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified Option” on the first page hereof is checked, then this Option shall to that extent constitute a nonqualified stock option.

2.           Vesting of Option. The right to exercise this Option shall vest and become exercisable as set forth on the first page of this Option Agreement. No additional Shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of Shares that have vested as of the date of termination of Optionee’s Continuous Service.

For purposes of this Option Agreement, the term “Continuous Service” means (a) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (not including Disability), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (b) service as a member of the Board until Optionee resigns, is removed from office, or Optionee’s term of office expires and he or she is not reelected, or (c) so long as Optionee is engaged as a Consultant or other Service Provider.

3.           Term of Option. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

(a)         the expiration of ten (10) years from the Grant Date;2

(b)         the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Disability of the Optionee;

(c)         the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during either the three-month or thirty (30) day period following termination of Optionee’s Continuous Service pursuant to Section 3(d) or 3(e) below, as the case may be;

(d)         the expiration of three (3) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than Disability, death, voluntary resignation or Cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(c) above shall apply;

2 If Optionee is a 10% Stockholder (as defined in the Plan) as of the Grant Date, and to the extent that the Option is an Incentive Option, the Option will expire five (5) years from the Grant Date.

(e)          the expiration of thirty (30) days from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such thirty (30) day period the provisions of Section 3(c) above shall apply;

(f)          the termination of Optionee’s Continuous Service, if such termination is for Cause; or

(g)          upon the consummation of a “Change in Control” (as defined in the Plan), unless otherwise provided pursuant to Section 11 below.

4.           Exercise of Option.

(a)          General. On or after the vesting of any portion of this Option in accordance with Sections 2 or 11 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option that has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated pursuant to Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(i)         Notice of Exercise of Stock Option and Investment Representations, in the form attached as Exhibit A to this Option Agreement, which identifies this Option Agreement, states the number of Shares then being purchased, and sets forth the investment intent of the Optionee or person designated pursuant to Section 5 below, as the case may be;

(ii)        payment of the total Exercise Price for the Shares being purchased in accordance with Section 4(b) below; and

(iii)      payment of any applicable withholding taxes in accordance with Section 4(c) below.

(b)          Payment of Exercise Price. Subject to the approval of the Administrator at the time of exercise and restrictions under applicable law, the Optionee may elect to pay the Exercise Price by any of the following methods of payment:

(i)         cash or check;

(ii)        a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares to be issued upon exercise by the number of Shares having an aggregate Fair Market Value as of the date of exercise equal to the total Exercise Price. The Shares used to pay the Exercise Price under this “net exercise” provision shall be considered to have resulted from the exercise of this Option, and accordingly, this Option will not again be exercisable with respect to such Shares, as well as any Shares actually delivered to Optionee;

(iii)      delivery of Shares already owned by Optionee having an aggregate Fair Market Value as of the date of exercise equal to the total Exercise Price. “Delivery” for these purposes, in the sole discretion of the Administrator at the time of exercise, shall include delivery to the Company of the certificate(s) representing the Shares or Optionee’s attestation of ownership of such Shares in a form approved by the Administrator;

(iv)       such other form of consideration as may be approved by the Administrator from time to time to the extent permitted by applicable law; or

(v)         any combination of the foregoing.

(c)          Withholding. At the time of exercise of this Option, Optionee shall deliver to the Company a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option, unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by reduction of the number of Shares to be issued upon exercise of this Option or the delivery of Shares already owned by Optionee (so long as such withholding will not result in adverse accounting consequences to the Company), provided such arrangements satisfy the requirements of applicable law.

5.           Death of Optionee; No Assignment. The rights of the Optionee under this Option Agreement may not be assigned or transferred except by will, the laws of descent and distribution or pursuant to a domestic relations order, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Option Agreement or the Plan shall be void and shall have no effect. If the Optionee’s Continuous Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 hereof, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Option Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6.           Representations and Warranties of Optionee.

(a)         Own Account for Investment. Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof. At no time was Optionee presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

(b)         Shares Unregistered. Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c)         Agrees to Terms of the Plan. Optionee has received a copy of the Plan and has read and understands the terms of the Plan and this Option Agreement, and agrees to be bound by their terms and conditions. Optionee understands that all rights and obligations connected with this Option are set forth in this Option Agreement and in the Plan.

(d)         SEC Rule 144. Optionee has been advised that Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144). Optionee understands that use of a promissory note as payment for the Shares may not be deemed to be “full payment of the purchase price” within the meaning of Rule 144 unless certain conditions are met and that, accordingly, the Rule 144 holding period of such Shares may not begin to run until such Shares are fully paid for within the meaning of Rule 144. Optionee understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Optionee remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available. Optionee understands that, in the case of securities to which Rule 144 is not applicable, compliance with some other exemption under the Securities Act will be required.

(e)         Tax Consequences. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares, and that Optionee should consult a tax adviser prior to such exercise or disposition. Optionee acknowledges that the Exercise Price has been determined by the Administrator based upon the best evidence available to the Administrator and is intended to equal the Fair Market Value of the Shares as of the date of grant, or in some cases 110% of Fair Market Value, as required by the Code. However, the tax treatment of this Option is not guaranteed. Optionee agrees to bear the entire risk of adverse tax consequences if this Option Agreement is later determined to be have been granted at below Fair Market Value and acknowledges and agrees that neither the Company, the Administrator nor any of their designees shall be liable for any taxes, penalties or other monetary amounts owed by the Optionee, employee, beneficiary or other person as a result of the grant, amendment, modification, exercise and/or payment of, or under, this Option Agreement, notwithstanding any challenge made to the determination of Fair Market Value by any taxing authority. Optionee represents that prior to purchase or disposition of the Shares, Purchaser will consult with his/her own tax advisor who Optionee deems advisable in connection with the purchase or disposition of the Shares and Optionee is not relying on the Company for any tax advice. Attached is a brief summary of certain federal income tax consequences of receipt of a stock option, and Optionee acknowledges that receipt of this Option and participation in the Plan may have consequences under state and local tax laws which may vary from the federal tax consequences as attached.

(f)         Personal Data. Optionee acknowledges and agrees to the collection, use and transfer, in electronic or other form, of Optionee’s personal data in order to implement, administer and manage the Plan. Optionee acknowledges that the Company holds certain personal information regarding the Optionee (including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in Optionee’s favor (“Data”). Optionee acknowledges that the Data may be transferred to any third-parties assisting in the implementation, administration and management of the Plan, that third-parties may be located in the United States or elsewhere. Optionee authorizes recipients of the Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired under the Plan. Optionee understands that the Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. Optionee understands that he/she may view his/her Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Administer in writing. Optionee understands that refusing or withdrawing consent may affect Optionee’s ability to participate in the Plan.

7.          Transfer Limitations.

(a)          General. The Optionee shall not assign, encumber or dispose of any interest in the Shares acquired pursuant to the exercise of this Option while the Shares are subject to the Company’s Repurchase Right (as defined below). In the event the Repurchase Right expires unexercised as to any Shares, or the Company releases any Shares from the Repurchase Right, the Optionee shall not assign, encumber or dispose of any interest in such Shares other than in compliance with the provisions of the Stockholders Agreement (defined below) and Section 6(b) hereof.

(b)          Stockholders Agreement. Optionee acknowledges that as a condition of the issuance of the Shares to Optionee upon the exercise of the Option, the Company requires that the Shares be subject to the form of stockholders’ agreement that is then generally in effect among the stockholders of the Company relating to the rights of stockholders, such as rights of first refusal, rights of co-sale and other similar rights (the “Stockholders Agreement”), as amended or restated at the time of the exercise of the Option, and Optionee agrees to execute and deliver a copy of the Stockholders Agreement simultaneously therewith.

(c)          Binding on Successors and Transferees. Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to the Stockholders Agreement, shall hold the Shares subject to the terms and conditions of this Option Agreement and no further transfer of the Shares may be made without complying with the provisions of this Option Agreement and the Stockholders Agreement.

(d)          Termination of Rights. The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

(e)          Assignment of Rights. The Company may assign its rights under this Section 7 without the consent of the Optionee.

8.          Company’s Repurchase Right.

(a)          Repurchase Right. The Company shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all of the Shares acquired pursuant to the exercise of this Option in the event that the Optionee’s Continuous Service should terminate for any reason whatsoever, including without limitation Optionee’s death, Disability, voluntary resignation or termination by the Company with or without Cause. Upon exercise of the Repurchase Right, the Optionee shall be obligated to sell his or her Shares to the Company, as provided in this Section 8. The Repurchase Right may be exercised by the Company at any time during the period commencing on the date of termination of Optionee’s Continuous Service and ending ninety (90) days after the last to occur of the following:

(i)         the termination of Optionee’s Continuous Service;

(ii)       the expiration of Optionee’s right to exercise this Option pursuant to Section 3 hereof; or

(iii)       in the event of Optionee’s death, receipt by the Company of notice of the identity and address of Optionee’s Successor (as defined in Section 5 hereof).

(b)         Repurchase Price. The purchase price for Shares repurchased hereunder (the “Repurchase Price”) shall be the Fair Market Value per share of Common Stock (determined in accordance with the Plan) as of the date of termination of Optionee’s Continuous Service.

(c)         Notice of Exercise. Written notice of exercise of the Repurchase Right, stating the number of Shares to be repurchased and the Repurchase Price per Share, shall be given by the Company to the Optionee or his or her Successor, as the case may be, during the period specified in Section 8(a) above.

(d)         Method of Settlement. The Repurchase Price shall be payable, at the option of the Company, by cash or check, by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company, or by any combination thereof. The Repurchase Price shall be paid without interest within thirty (30) days after delivery of the notice of exercise of the Repurchase Right, against delivery by the Optionee or his or her Successor of a certificate or certificates representing the Shares to be repurchased, duly endorsed for transfer to the Company.

(e)         Termination of Repurchase Right. The rights provided the Company under this Section 8 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

(f)         Assignment of Right. The Company may assign its Repurchase Right under this Section 8 without the consent of the Optionee.

9.           Restrictive Legends.

(a)         Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933; THEY HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT AS MAY BE AUTHORIZED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

(b)         In addition, all stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE CORPORATION AND/OR ITS NOMINEE(S), AS SET FORTH IN A STOCK OPTION AGREEMENT, TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF SAID CORPORATION. SUCH TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.”

10.        Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan. Notwithstanding anything in this Option Agreement to the contrary, as provided in Section 8.3 of the Plan, (a) any adjustments made pursuant to this Section 10 to Options that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to this Section 10 to Options that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Options either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Administrator shall not have the authority to make any adjustments pursuant to this Section 10 to the extent the existence of such authority would cause an Option that is not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.

11.        Change in Control. In the event of a Change in Control (as defined in the Plan):

(a)         The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) or new options under a new stock incentive program (“New Incentives”) of comparable value are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares. If the vesting of this Option will accelerate pursuant to this subsection (a), then the Administrator shall cause written notice of the Change in Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

(b)         The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent or subsidiary thereof) pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent or subsidiary thereof) with New Incentives of comparable value containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is assumed, or if New Incentives of comparable value are issued in exchange therefor, then this Option or the New Incentives shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the New Incentives shall remain the same as nearly as practicable.

(c)         If the provisions of subsection (b) above apply, then this Option or the New Incentives, as the case may be, shall continue to vest in accordance with the provisions of Section 2 hereof and shall continue in effect for the remainder of the term of this Option in accordance with the provisions of Section 3 hereof. However, in the event of an Involuntary Termination (as defined below) of Optionee’s Continuous Service within twelve (12) months following such Change in Control, then vesting of this Option or the New Incentives, as the case may be, shall accelerate in full automatically effective upon such Involuntary Termination.

For purposes of this Section 11, the following terms shall have the meanings set forth below:

(i)           “Involuntary Termination” shall mean the termination of Optionee’s Continuous Service by reason of:

(A)         Optionee’s involuntary dismissal or discharge by the Company, or by the acquiring or successor entity (or parent or any subsidiary thereof employing the Optionee) for reasons other than Cause, or

(B)         Optionee’s voluntary resignation following (x) a change in Optionee’s position with the Company, the acquiring or successor entity (or parent or any subsidiary thereof) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (y) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any performance based bonus or incentive programs) by more than ten percent (10%), or (z) a relocation of Optionee’s principal place of employment by more than thirty (30) miles, provided and only if such change, reduction or relocation is effected without Optionee’s written consent.

12.         Limitation of Company’s Liability for Nonissuance. The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company’s counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

13.         No Retention Rights. Nothing in this Option Agreement shall obligate the Company or any Affiliated Company, or their respective stockholders, directors, officers or employees, to continue any relationship that Optionee might have as a director, employee, Consultant or other Service Provider of the Company. The right of the Company or any Affiliated Company to terminate at will Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without Cause, is specifically reserved. Moreover, the Optionee acknowledges and agrees that the vesting of right to exercise the Option pursuant to this Option Agreement is earned only by continuing service as a service provider at will. The Optionee further acknowledges and that this Option Agreement, the transactions contemplated hereunder and the vesting schedule, if any, do not constitute an express or implied promise of continued employment or engagement as a service provider for the vesting period, or for any period at all, and shall not interfere with the Optionee’s right or the Company’s or Affiliated Company’s right to terminate the Optionee’s relationship with the Company or Affiliated Company at any time, with or without Cause or notice.

14.         Rights as Stockholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a stockholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

15.         “Market Stand-Off” Agreement. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Optionee or a transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Company or its managing underwriter. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed 180 days plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules promulgated by the Financial Industry Regulatory Authority, Inc. In the event of the declaration of a stock dividend, a spin off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. Optionee or transferee further agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if reasonably requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, Optionee or transferee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Option Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 15.

16.         Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. To the extent of any conflict or ambiguity between the terms of the this Option Agreement and the Plan, the terms of the Plan shall govern, and the Administrator shall interpret and construe this Option Agreement and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee.

17.         Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Optionee pursuant to the terms of this Option Agreement shall be in writing and shall be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (d) one business day after being deposited with an overnight courier service, or (e) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

18.         Governing Law. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of Delaware.

19.         Severability. Should any provision or portion of this Option Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Option Agreement shall be unaffected by such holding.

20.         Attorneys’ Fees. If any party shall bring an action in law or equity against another to enforce or interpret any of the terms, covenants and provisions of this Option Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys’ fees and costs.

21.         Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

22.         Reliance on Counsel and Advisors. The Optionee acknowledges that he or she has had the opportunity to review this Option Agreement, including all attachments hereto, and the transactions contemplated by this Option Agreement with his or her own legal counsel, tax advisors and other advisors. The Optionee is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Option Agreement.

23.         Confidentiality. Optionee agrees and acknowledges that the terms and conditions of this Option Agreement are confidential and shall not be disclosed to any third party other than the (a) Administrator of the Plan, the Company’s Chief Executive Officer, or the Company’s Chief Financial Officer and (b) Optionee’s professional advisors.

24.         California Corporate Securities Law. The sale of the shares that are the subject of this Option Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of l968, as amended. The rights of all parties to this Option Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

25.         409A Waiver. Optionee agrees to all terms and conditions as described in the waiver attached in Exhibit B, which is incorporated into this Option Agreement by this reference.

EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION AND INVESTMENT REPRESENTATIONS

Name of Optionee: _________________

HomeUnion Holdings, Inc.

2010 Main Street, Ste. 250

Irvine, CA 92614

Attention: ______________

Ladies and Gentlemen:

I hereby exercise my option (the “Option”) to purchase shares of Common Stock, $0.0001 par value per share (the “Shares”), of HomeUnion Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Stock Option Agreement, dated _____________, 201_, granted to me under the Company’s 2013 Stock Incentive Plan. The number of Shares that I am purchasing at this time is set forth below, and my check payable to the Company in the amount of the Total Exercise Price is enclosed with this Notice of Exercise:

Number of Shares purchased hereby:

Exercise Price per Share:	$

Total Exercise Price:	$

In connection with the exercise of my Option, I hereby represent to the Company that:

1.         I am acquiring the Shares for my own account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

2.         I understand that the Shares are being issued by the Company without having first registered them under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, on the basis of certain exemptions from such registration requirements which depend, in part, upon the truth and accuracy of my representations made herein.

3.         Without in any way limiting the representations set forth above, I agree that I will not dispose of any interest in the Shares unless and until (a) I shall have notified the Company of the proposed disposition; (b) I shall have furnished the Company with an opinion of counsel to the effect that such disposition will not require registration under the Securities Act, and (c) such opinion of counsel shall have been concurred in by the Company’s counsel.

4.         I acknowledge receipt of all information as I deem necessary and appropriate to enable me to evaluate the merits and risks of my investment in the Shares, including information concerning the business and financial condition of the Company, and that I have had the opportunity to discuss such information with, and ask questions of, an officer of the Company.

5.         I am an investor of sufficient sophistication and experience to make an informed investment decision regarding my purchase of the Shares, and I am able to bear the economic risk of an investment in the Shares. I am aware of the highly speculative nature of the investment in the Shares; the financial hazards involved; the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that I may not be able to sell or dispose of the Shares or use them as collateral for loans); the qualifications and backgrounds of the management of the Company; and the tax consequences of investment in the Shares.

6.         I recognize that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available, and further recognize that the Company is under no obligation to register the Shares or to comply with any exemption from such registration.

7.         I have been advised that Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144). I understand that use of a promissory note as payment for the Shares may not be deemed to be “full payment of the purchase price” within the meaning of Rule 144 unless certain conditions are met and that, accordingly, the Rule 144 holding period of such Shares may not begin to run until such Shares are fully paid for within the meaning of Rule 144. I understand that Rule 144 may indefinitely restrict transfer of the Shares so long as I remain an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available. I further understand that, in the case of securities to which Rule 144 is not applicable, compliance with some other exemption under the Securities Act will be required.

(Signature)

Date

EXHIBIT B

CODE SECTION 409A WAIVER AND RELEASE

THIS WAIVER AND RELEASE (“Waiver”) is made as of this _____ day of ___________, _____, by the Optionee holding an option to purchase shares of Common Stock, $0.0001 par value per share (the “Shares”), of HomeUnion Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Stock Option Agreement, dated _____________, 201_, granted under the Company’s 2013 Stock Incentive Plan (the “Plan”).

All capitalized terms in this Waiver shall have the meaning assigned to them in the Plan.

Optionee hereby agrees and acknowledges that the Board has taken reasonable steps to value the Common Stock and to set the Exercise Price at the Fair Market Value per share of Shares on the Grant Date so that the Option will not be treated as an item of deferred compensation subject to Code Section 409A. Were the Internal Revenue Service to conclude that the Option is subject to Code Section 409A, then Optionee would be subject the following adverse tax consequences:

(i)         As the Option vests, Optionee would immediately recognize taxable income for federal income tax purposes equal to the amount by which the fair market value of the Shares with respect to which the Options vest at that time exceeds the Exercise Price payable for those shares. The Company would also have to collect from Optionee the federal income and employment taxes which must be withheld on that income. Taxation would occur in this manner even though the Option remains unexercised.

(ii)        Optionee may also be subject to additional income taxation and withholding taxes on any subsequent increases to the fair market value of the Common Stock purchasable under the vested Option until the Option is exercised or cancelled as to those shares.

(iii)       In addition to normal income taxes payable as the Option vests, Optionee would also be subject to an additional tax penalty equal to 20% of the amount of income Optionee recognizes under Code Section 409A when the Option vests and may also be subject to such penalty as the underlying shares subsequently increase in fair market value over the period the Option continues to remain outstanding.

(iv)       There will also be interest penalties if the resulting taxes are not paid on a timely basis.

Optionee hereby further agrees and acknowledges that Optionee will incur the same tax consequences, including (without limitation) a second 20% penalty tax, under California income tax laws if Optionee is a resident of the State of California or is otherwise subject to California income taxation. If the Optionee is a resident of any other State, he or she accepts the risk of any unfavorable tax consequences under the laws of that State.

Optionee hereby agrees to bear the entire risk of such adverse federal and State tax consequences in the event the Option is deemed to be subject to Code Section 409A and hereby knowingly and voluntarily, in consideration for the grant of the Option, waives and releases any and all claims or causes of action that Optionee might otherwise have against the Company and/or its Board, officers, employees or stockholders arising from or relating to the tax treatment of the Option under Code Section 409A and the corresponding provisions of any applicable State income tax laws (including, without limitation, California income tax laws) and shall not seek any indemnification or other recovery of damages against the Company and/or its Board, officers, employees or stockholders with respect to any adverse federal and State tax consequences or other related costs and expenses Optionee may in fact incur under Code Section 409A (or the corresponding provisions of State income tax laws) as a result of the Option.